Exhibit 99.1

Contact:	Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON REPORTS 2009 FULL YEAR FINANCIAL RESULTS
Conference call scheduled today at 9:00 a.m. PT (12:00 p.m. ET); Simultaneous webcast at
http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — March 18, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced financial results for the fourth quarter and full year ended December 31, 2009.
Highlights
On March 18, 2010, the U.S. Food and Drug Administration (FDA) approved the New Drug Application for Silenor® (doxepin) for the treatment of insomnia characterized by difficulty with sleep maintenance.
“In 2009, we focused on seeking regulatory approval of Silenor® (doxepin) and preparing for its potential commercialization, as well as carefully managing our financial resources,” said Richard W. Pascoe, Somaxon’s president and chief executive officer. “We believe that 2010 will be a transformational year for Somaxon as we continue to execute on our business strategy, focusing on seeking a U.S. commercial partnership, building a U.S. commercial presence and preparing to launch this highly differentiated product in the second half of the year.”
Sleep maintenance difficulty, defined as waking frequently during the night and/or waking too early and being unable to return to sleep, is the most commonly reported nighttime symptom of insomnia. In clinical trials, Silenor demonstrated maintenance of sleep, including into the 7th and 8th hours of the night, with no meaningful evidence of next day residual effects.

Silenor has not been designated as a controlled substance by the U.S. Drug Enforcement Administration (DEA) because of its demonstrated lack of abuse potential. In addition, in the Silenor clinical development program, no withdrawal effects or other adverse events were observed that were indicative of physical dependence. In Somaxon’s market research, abuse potential/risk of dependence was one of the most common safety concerns cited by patients as a reason for not seeking prescription treatment for insomnia, switching medications or discontinuing treatment. The Silenor clinical trial program demonstrated a favorable safety and tolerability profile, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of tolerance, amnesia or complex sleep behaviors (e.g. sleep driving, sleep eating).
Financial Results
For the 2009 fiscal year, net loss was $14.4 million, or $0.69 per share, compared with $37.2 million, or $2.04 per share, for the 2008 fiscal year. For the fourth quarter of 2009, net loss was $1.9 million, or $0.08 per share, compared with $9.5 million, or $0.52 per share, for the fourth quarter of 2008.
As a development stage pharmaceutical company, Somaxon had no revenues during 2009.
Research and development expenses for 2009 were $4.3 million, compared with $16.5 million for 2008. The decrease was primarily due to a decrease in drug development activities for Silenor as a result of the completion during 2008 of the company’s cardiac study for Silenor and the delay in the FDA approval process for Silenor. Personnel and other costs and share-based compensation expense allocated to research and development personnel also decreased in connection with the company’s reduction in headcount.
Marketing, general and administrative expenses were $10.9 million for 2009, compared with $18.8 million for 2008. The decrease was primarily caused by a reduction in market preparation activities as a result of the delay in the FDA approval process for Silenor. Personnel and related costs also decreased as a result of the company’s cost reduction measures, including the reduction in headcount. Share-based compensation expense allocated to marketing, general and administrative personnel increased due to the company’s one-time stock option exchange program completed in June 2009 and due to arrangements entered into in connection with the reduction in headcount.
For 2009 the company recognized $6.2 million of share-based compensation expense, which is a non-cash expense, compared with $6.3 million for 2008.

At December 31, 2009, the company had cash, cash equivalents and marketable securities totaling $5.2 million and no debt. As result of the NDA approval for Silenor, Somaxon will be required to make a $1.0 million milestone payment to its licensor for Silenor pursuant to its existing license agreement. The company believes, based on its current operating plan, that its cash, cash equivalents and marketable securities as of December 31, 2009 will be sufficient to fund its operations through the second quarter of 2010.
Conference Call Information and Forward-Looking Statements
On Thursday, March 18, 2010, the company will host a conference call with interested parties beginning at 9:00 a.m. PT (12:00 p.m. ET). The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (888) 549-7750 (domestic) or (480) 629-9866 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4271296.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the FDA’s approval of Silenor, Somaxon’s commercialization plans for Silenor, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Silenor®
Silenor is a low-dose (3 mg, 6 mg) oral tablet formulation of doxepin that is patent protected for use in insomnia. The Silenor NDA included all of the data from the company’s development program, including data from Somaxon’s clinical trial program that evaluated 1,017 adult and elderly subjects with chronic and transient insomnia.
For more information, please see the complete Silenor Prescribing Information, including the Medication Guide, at www.silenor.com or www.somaxon.com.
Important Safety Information
Because sleep disturbances may be caused by underlying physical and/or psychiatric disorders, symptomatic treatment of insomnia should be initiated only after a careful evaluation of the patient.

The failure of insomnia to remit after 7-10 days of treatment may indicate the presence of a primary psychiatric and/or medical illness that should be evaluated.
Patients should only take Silenor when they are prepared to get a full night’s sleep. Silenor should be taken within 30 minutes of bedtime, and patients should confine their activities after ingestion to those necessary to prepare for bed. Patients should not consume alcohol or take other drugs that cause drowsiness with Silenor. Co-administration of monoamine oxidase inhibitors (MAOIs) with Silenor has not been studied and is not recommended. Patients should not take Silenor if they have untreated narrow angle glaucoma, severe urinary retention, severe sleep apnea or hypersensitivity to any of the ingredients in Silenor. Patients should avoid engaging in hazardous activities such as operating a motor vehicle or heavy machinery at night after taking Silenor, and patients should be cautioned about potential impairment in the performance of such activities that may occur during the day following ingestion. Before taking Silenor, patients should tell their doctors if they have a history of depression, mental illness or suicidal thoughts.
Hypnotics have been associated with complex behaviors such as sleep driving, preparing and eating food, making phone calls, or having sex. Drowsiness, upper respiratory tract infections and nausea were the most common adverse events observed in Silenor clinical trials.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions readers that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential commercialization of Silenor and the potential to establish a commercial partnership or other strategic transaction are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; Somaxon’s ability to raise sufficient capital and meet its obligations to parties under financing agreements, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; the potential to enter into and the terms of any commercial partnership or other strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; the timing and results of non-clinical studies and other post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent commercialization, or that could result in recalls or product liability claims; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully launch commercial sales or meet anticipated market demand; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Operating expenses
License fees	$—	$4	$(999)	$165
Research and development	840	2,927	4,337	16,546
Marketing, general and administrative	1,081	4,764	10,874	18,809

Total operating expenses	1,921	7,695	14,212	35,520

Loss from operations	(1,921)	(7,695)	(14,212)	(35,520)
Interest and other income	4	84	30	903
Interest and other (expense)	(2)	(1,842)	(261)	(2,610)

Net loss	$(1,919)	$(9,453)	$(14,443)	$(37,227)

Basic and diluted net loss per share	$(0.08)	$(0.52)	$(0.69)	$(2.04)
Shares used to calculate net loss per share	24,138	18,295	20,952	18,281

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$5,165	$14,290
Current restricted cash	—	8,100
Other current assets	409	479

Total current assets	5,574	22,869
Property and equipment, net	777	788
Other non-current assets	60	60

Total assets	$6,411	$23,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$355	$1,825
Accrued liabilities	1,815	1,786
Debt	—	15,000

Total current liabilities	2,170	18,611

Total stockholders’ equity	4,241	5,106

Total liabilities and stockholders’ equity	$6,411	$23,717